EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Nuance Communications, Inc.
Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-147715, 333-142182, 333-100648, and 333-61862), and Form S-8 (Nos. 333-157579, 333-151088, 333-151087, 333-153911, 333-148684, 333-145971, 333-143465, 333-142183 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, 333-04131, and 333-164955) of Nuance Communications, Inc. of our reports dated November 29, 2010, relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting, which appears in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts
November 29, 2010